UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 23, 2010

C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

We previously announced that the New York Stock Exchange (the “NYSE”) notified us that we were considered “below criteria” because our total average market capitalization over a consecutive 30-day trading period and our shareholders’ equity were each less than $50 million, and our average closing price over thirty consecutive trading days was less than $1.00 per common share.

On June 11, 2010, we provided, on a confidential basis, the NYSE with a business plan (the “Plan”) demonstrating our ability to comply with the NYSE’s continued listing standards requiring that either our total stockholders equity average be not less than $50 million or our global market capitalization be not less than $50 million over a consecutive 30 trading day period. On July 23, 2010, the NYSE notified us that it has accepted the Plan. As a result of the acceptance, our common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the Plan, and subject to compliance with other NYSE continued listing requirements and the NYSE’s right to reevaluate continued listing determinations.

A copy of our press release related to this matter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release dated July 27, 2010, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.

By:	/s/ Ian J. Harvie
Ian J. Harvie,
Senior Vice President and Chief Financial Officer

Date: July 27, 2010

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